Exhibit 99.1

ADMA Biologics Reports Third Quarter 2026 Financial Results and Provides Business Update

3Q 2026 Total Revenue of $141.1 Million, Increasing 5% Year-over-Year

3Q 2026 ASCENIV Revenue of $124.7 Million, Increasing 31% Year-over-Year

3Q 2026 GAAP Net Income of $49.9 Million, Increasing 37% Year-over-Year

3Q 2026 Adjusted Net Income(1) of $51.1 Million, Increasing 31% Year-over-Year

3Q 2026 GAAP Basic EPS of $0.22, Increasing 47% Year-over-Year

3Q 2026 Adjusted Basic EPS(2) of $0.23, Increasing 44% Year-over-Year

3Q 2026 Adjusted EBITDA(3) of $77.3 Million, Increasing 32% Year-over-Year

3Q 2026 Gross Margin of 71%, Expanding Approximately 1,450 Basis Points Year-over-Year

Expanding ASCENIV Real-World Health Outcomes Evidence Strengthens Commercial Differentiation

Robust Cash Generation, Operating Leverage and Share Repurchases Support Stockholder Value

Encouraging Regulatory Feedback Received from SG-001 Pre-IND Meeting Package

Reiterates FY2026 Revenue Guidance; Increases Adjusted Earnings Outlook

RAMSEY, N.J. and BOCA RATON, FL, November 4, 2026 - ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), a U.S.-based, end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics, today announced its third quarter 2026 financial results and provided a business update.

“Our third quarter results demonstrate ADMA’s ability to translate accelerating ASCENIV demand into substantial earnings growth,” said Adam Grossman, President and Chief Executive Officer of ADMA. “ASCENIV revenue increased 31% year-over-year, driven by expanding physician adoption, new patient starts and growing end-user utilization. Favorable demand trends have continued into the fourth quarter, highlighting the durability of ASCENIV’s growth trajectory and significant remaining market opportunity. We are also encouraged by signs of stabilization in underlying BIVIGAM utilization, despite competitive pressures in the standard immune globulin market. Together with expanding margins and substantial per-share earnings growth, we believe these trends demonstrate the scalability and increasing profitability of our business.”

Mr. Grossman continued, “Our expanding real-world health outcomes evidence strengthens ASCENIV’s clinical value proposition among medically complex primary immunodeficiency patients and supports growing commercial adoption. With our yield-enhanced manufacturing capabilities, robust cash generation and disciplined capital allocation, we believe ADMA is well positioned to deliver sustained, profitable growth and long-term stockholder value creation. We are reiterating our full-year revenue outlook while increasing our minimum expectations for Adjusted Net Income and Adjusted EBITDA and continue to advance SG-001 as a potential additional long-term growth opportunity. We are also encouraged by the constructive FDA feedback recently received on our SG-001 pre-IND meeting package, which we believe represents an important milestone for the program. Notably, we received constructive feedback from the FDA regarding the proposed clinical development strategy, including key elements of the planned clinical study. Based on the FDA’s feedback, we intend to incorporate the recommendations into the final clinical protocol and advance preparations for an IND submission. The FDA also indicated that our proposed assay would be acceptable for product testing, subject to appropriate validation. We believe this feedback supports a potentially efficient development pathway that leverages ADMA’s established manufacturing capabilities and clinical development experience as we advance SG-001 toward clinical trials.”

Reiterated FY2026 Revenue Guidance and Increased Adjusted Earnings Outlook

●
FY2026 total revenue expected to be at least $530 million
●
FY2026 Adjusted Net Income expected to be at least $180 million
●
FY2026 Adjusted EBITDA expected to be at least $275 million

ADMA’s FY2026 outlook reflects continued ASCENIV commercial momentum and conservative assumptions for competitive conditions in the U.S. standard immune globulin market. Favorable ASCENIV utilization trends have continued into the fourth quarter, while underlying BIVIGAM utilization has shown encouraging signs of stabilization.

Third Quarter Commercial and Operational Highlights

●
ASCENIV Growth Accelerated and Momentum Extended Into the Fourth Quarter. ASCENIV revenue in the third quarter reached $124.7 million, increasing 31% year-over-year and 21% sequentially, driven by expanding physician adoption, new patient starts and growing end-user utilization. Favorable pull-through trends continued into the fourth quarter, supporting confidence in the product’s growth trajectory.

●
BIVIGAM Utilization Showed Encouraging Signs of Stabilization. Third quarter BIVIGAM revenue was $15.4 million, compared with $19.4 million in the second quarter, reflecting continued competitive pricing and channel inventory pressures in the standard immunoglobulin (IG) market. Despite the sequential revenue decline, underlying end-user utilization showed encouraging signs of stabilization entering the fourth quarter. ADMA remains focused on disciplined commercial participation rather than matching aggressive competitor rebating and discounting.

●
ASCENIV Real-World Health Outcomes Evidence Strengthened Differentiation. ADMA plans to present an analysis of 127 medically complex primary immunodeficiency (“PI”) patients treated with ASCENIV, most of whom had previously received other immune globulin therapies, in mid-November at the American College of Allergy, Asthma and Immunology (ACAAI) annual conference. The analysis identified statistically significant reductions in infection-related hospitalizations, outpatient healthcare utilization, oral antibiotic use and corticosteroid use following ASCENIV initiation, supporting its positioning among later-line, refractory and medically complex PI patients.
o
The study included patients with PI and respiratory comorbidities, substantial antimicrobial or corticosteroid use, or recurrent infection-related healthcare utilization.
o
The analysis compared outcomes during the 12 months before ASCENIV initiation with the 12 months after initiation.

●
Third-Quarter Performance Demonstrated Significant Operating Leverage. Total revenue increased 13% sequentially to $141.1 million, while Adjusted EBITDA grew 25% quarter-over-quarter to $77.3 million. Gross margin reached 71%, compared with 69% sequentially and 56% in the third quarter of 2025, reflecting favorable ASCENIV mix and benefits from yield-enhanced manufacturing.

●
Strong Cash Generation and Disciplined Capital Allocation Support Stockholder Value. ADMA continued repurchasing shares of its common stock while investing in commercial growth, manufacturing efficiencies and SG-001 development. During the third quarter, ADMA repurchased 2.7 million shares of common stock under its previously authorized share repurchase program. Year-to-date total stock repurchases through September 30, 2026 were 16.5 million shares, amounting to 6.3% of the Company’s common stock outstanding as of December 31, 2025. The Company continues to act opportunistically in repurchasing shares and is on track to complete its previously stated $200 million or more 2026 share repurchase target.

●
SG-001 Development Progressed Through Capital-Efficient Innovation. ADMA advanced preclinical, assay development and manufacturing-readiness activities for SG-001, its investigational pneumococcal hyperimmune globulin candidate. The Company used its proprietary ADMAlytics screening and predictive analytics platform, incorporating computational modeling and artificial intelligence, to forecast final titer values from limited experimental data, with the aim of improving analytical efficiency and reducing laboratory testing requirements in humanized mouse models. ADMA expects to leverage its existing manufacturing infrastructure as development advances. ADMA believes that should SG-001 receive FDA approval, this could represent a $300-500 million annual revenue opportunity for the Company.
o
The Company recently received constructive FDA feedback on its SG-001 pre-IND meeting package regarding the proposed clinical development strategy, including key elements of the planned clinical study. Based on the FDA’s feedback, the Company intends to incorporate the recommendations into the final clinical protocol and advance preparations for an IND submission. The FDA also indicated that ADMA’s proposed assay would be acceptable for product testing, subject to appropriate validation.
o
Immunocompromised patients face elevated risks of severe pneumococcal disease and may receive limited protection from vaccination, underscoring the need for targeted preventive approaches. ADMA believes its preclinical findings and recently received FDA feedback on its pre-IND meeting package support continued development of SG-001.

Third Quarter 2026 Financial Results:
Total revenue for the quarter ended September 30, 2026 was $141.1 million, compared with $134.2 million for the quarter ended September 30, 2025 and $124.4 million in the second quarter of 2026, representing growth of 5% year-over-year and 13% sequentially. ASCENIV revenue was $124.7 million, increasing 31% year-over-year and 21% sequentially. BIVIGAM revenue was $15.4 million, compared with $23.8 million in the prior-year quarter and $19.4 million in the second quarter of 2026.

Gross profit for the quarter ended September 30, 2026 was $99.9 million, compared with $75.6 million in the prior-year period and $86.3 million in the second quarter of 2026. Gross margin expanded to 71%, compared with 56% in the prior-year quarter and 69% in the second quarter. Margin expansion reflected favorable ASCENIV product mix and the continued benefits of the Company’s yield-enhanced manufacturing process.

Research and development expenses for the quarter ended September 30, 2026 were approximately $4.5 million, compared with $1.5 million in the prior-year period and $6.0 million in the second quarter of 2026, reflecting continued SG-001 development investment with lower sequential plasma collection activity.

Selling, general and administrative expenses for the quarter ended September 30, 2026 were approximately $26.6 million, compared with $21.7 million in the prior-year period and $26.7 million in the second quarter of 2026. The year-over-year increase primarily reflected additional personnel and professional fees, as well as legal fees associated with ongoing litigation related matters, while expense levels remained relatively stable sequentially.

GAAP net income for the quarter ended September 30, 2026 was $49.9 million, compared with $36.4 million in the prior-year period and $37.8 million in the second quarter of 2026, representing growth of approximately 37% year-over-year and 32% sequentially.

GAAP basic EPS for the quarter ended September 30, 2026 was $0.22, compared with $0.15 in the prior-year period and $0.17 in the second quarter of 2026 representing growth of approximately 47% year-over-year and 29% sequentially.

Adjusted Net Income for the quarter ended September 30, 2026 was $51.1 million, compared with $38.9 million in the prior-year period and $39.0 million in the second quarter of 2026, increasing approximately 31% year-over-year and sequentially.

Adjusted Basic EPS for the quarter ended September 30, 2026 was $0.23, compared with $0.16 in the prior-year period and $0.17 in the second quarter of 2026, representing growth of approximately 44% year-over-year.

Adjusted EBITDA for the quarter ended September 30, 2026 was $77.3 million, compared with $58.7 million in the prior-year period and $61.8 million in the second quarter of 2026, representing growth of 32% year-over-year and 25% sequentially.

Nine Months Ended September 30, 2026 Financial Results:

Total revenue for the nine months ended September 30, 2026 was $380.0 million, compared with $371.0 million in the prior-year period, representing growth of 2%. ASCENIV revenue was $325.1 million, increasing 27% year-over-year; BIVIGAM revenue was $50.2 million, compared with $95.0 million in the prior-year period.

Gross profit for the nine months ended September 30, 2026 was $266.9 million, compared with $203.9 million in the prior-year period. Gross margin expanded to 70%, compared with 55% in the prior-year period, reflecting a favorable shift toward ASCENIV and yield-enhancement benefits.

Research and development expenses for the nine months ended September 30, 2026 were approximately $13.1 million, compared with $3.4 million in the prior-year period, primarily reflecting SG-001 development activities.

Selling, general and administrative expenses for the nine months ended September 30, 2026 were approximately $80.0 million, compared with $68.1 million in the prior-year period, primarily reflecting an increase in personnel costs and professional fees, as well as legal fees related to ongoing litigation and related matters.

GAAP net income for the nine months ended September 30, 2026 was $133.0 million, compared with $97.6 million in the prior-year period.

GAAP basic EPS for the nine months ended September 30, 2026 was $0.58, compared with $0.41 in the prior-year period.

Adjusted Net Income for the nine months ended September 30, 2026 was $130.7 million, compared with $108.2 million in the prior-year period, representing growth of 21%.

Adjusted Basic EPS for the nine months ended September 30, 2026 was $0.56, compared with $0.45 in the prior-year period, representing growth of 24%.

Adjusted EBITDA for the nine months ended September 30, 2026 was $198.8 million, compared with $157.4 million in the prior-year period, representing growth of 26%.

Conference Call Information

To seamlessly access the conference call on November 4, 2026 at 4:30 p.m. ET, participants are required to register for the call here to receive the dial-in numbers and unique PIN. It is recommended that you join approximately 10 minutes prior to the event start (although you may dial in at any time during the call). Attendees who will not be asking a question during the call are encouraged to listen in to the live webcast here. An archived replay of the event will be available, located under “Events & Webcasts” in the investor section of the Company’s website at https://ir.admabiologics.com/events-webcasts.

About ASCENIV™

ASCENIV (immune globulin intravenous, human – slra 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). ASCENIV was approved by the United States Food and Drug Administration (FDA) in April 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), also known as primary immune deficiency disease (PIDD), in adults and pediatric patients (2 years of age and older). ASCENIV is manufactured using ADMA’s unique, patented plasma donor screening methodology and tailored plasma pooling design, which blends normal source plasma and respiratory syncytial virus (RSV) plasma obtained from donors tested using the Company’s proprietary microneutralization assay. ASCENIV contains naturally occurring polyclonal antibodies, which are proteins that are used by the body’s immune system to neutralize microbes such as bacteria and viruses that safeguard against infection and disease. ASCENIV is protected by numerous issued patents in the United States and internationally and a wide range of patent applications worldwide. Certain data and other information about ASCENIV can be found by visiting www.asceniv.com. Information about ADMA and its products can be found on the Company’s website at www.admabiologics.com.

Additional Important Safety Information About ASCENIV™

WARNING: THROMBOSIS, RENAL DYSFUNCTION AND ACUTE RENAL FAILURE

Thrombosis may occur with immune globulin intravenous (IGIV) products, including ASCENIV. Risk factors may include: advanced age, prolonged immobilization, hypercoagulable conditions, history of venous or arterial thrombosis, use of estrogens, indwelling vascular catheters, hyperviscosity, and cardiovascular risk factors.

Renal dysfunction, acute renal failure, osmotic nephrosis, and death may occur with the administration of IGIV products in predisposed patients. Such events require immediate medical intervention, if not recognized or managed appropriately, may result in persistent or significant disability or lead to fatal outcome.

For patients at risk of thrombosis, renal dysfunction or renal failure, administer ASCENIV at the minimum dose and infusion rate practicable. Ensure adequate hydration in patients before administration. Monitor for signs and symptoms of thrombosis and assess blood viscosity in patients at risk for hyperviscosity.

ASCENIV™ Contraindications:

History of anaphylactic or severe systemic reactions to human immunoglobulin.

IgA deficient patients with antibodies to IgA and a history of hypersensitivity.

ASCENIV™ Warnings and Precautions:

IgA-deficient patients with antibodies against IgA are at greater risk of developing severe hypersensitivity and anaphylactic reactions. Have medications such as epinephrine available to treat any acute severe hypersensitivity reactions. [4, 5.1]

Thrombotic events have occurred in patients receiving IGIV treatments. Monitor patients with known risk factors for thrombotic events; consider baseline assessment of blood viscosity for patients at risk of hyperviscosity. [5.2, 5.4]

In patients at risk of developing acute renal failure, monitor renal function, including blood urea nitrogen (BUN), serum creatinine, and urine output. [5.3, 5.9]

Hyperproteinemia, increased serum viscosity, and hyponatremia or pseudohyponatremia can occur in patients receiving IGIV treatment. [5.4]

Aseptic meningitis syndrome (AMS) has been reported with IGIV treatments, especially with high doses or rapid infusion. [5.5]

Hemolytic anemia can develop subsequent to IGIV treatment. Monitor patients for hemolysis and hemolytic anemia. [5.6]

Monitor patients for pulmonary adverse reactions (Transfusion-related acute lung injury [TRALI]). If transfusion-related acute lung injury is suspected, test the product and patient for antineutrophil antibodies. [5.7]

Because this product is made from human blood, it may carry a risk of transmitting infectious agents, e.g., viruses, and theoretically, the Creutzfeldt-Jakob disease (CJD) agent. [5.8]

ASCENIV™ Adverse Reactions:

The most common adverse reactions to ASCENIV (≥5% of study subjects) were headache, sinusitis, diarrhea, gastroenteritis viral, nasopharyngitis, upper respiratory tract infection, bronchitis, and nausea.

To report SUSPECTED ADVERSE REACTIONS, contact ADMA Biologics at (800) 458-4244 or the FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is a U.S.-based, end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics: ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of primary humoral immunodeficiency (PI); BIVIGAM® (immune globulin intravenous, human) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. Additionally, ADMA is developing SG-001, a pre-clinical, investigative hyperimmune globulin targeting S. pneumoniae. ADMA manufactures its immune globulin products and product candidates at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides a portion of its blood plasma for the manufacture of its products and product candidates. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons.

ADMA holds numerous U.S. and foreign patents related to and encompassing various aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company believes Adjusted EBITDA, Adjusted Net Income, and Adjusted Basic EPS are useful to investors in evaluating the Company’s financial performance. The Company uses Adjusted EBITDA, Adjusted Net Income and Adjusted Basic EPS as key performance measures because it believes that they facilitate operating performance comparisons from period to period that exclude potential differences driven by the impact of variations of non-cash items such as depreciation and amortization, as well as, in the case of Adjusted EBITDA, stock-based compensation or certain non-recurring items, in the case of Adjusted Net Income, certain non-recurring items, and in the case of Adjusted Basic EPS, the impact of the adjustments reflected in Adjusted Net Income on basic weighted average outstanding shares. The Company believes that investors should have access to the same set of tools used by its management and Board of Directors to assess its operating performance. Adjusted EBITDA, Adjusted Net Income and Adjusted Basic EPS should not be considered as measures of financial performance under GAAP, and the items excluded from Adjusted EBITDA, Adjusted Net Income and Adjusted Basic EPS are significant components in understanding and assessing the Company’s financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income, cash flows from operations, or any other performance measures derived in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Please refer to the tables below for the reconciliation of GAAP measures to these non-GAAP measures for applicable periods.

The Company has not provided a reconciliation of its forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure because certain items that are excluded from such non-GAAP financial measures cannot be reasonably predicted or estimated without unreasonable effort. These items may include, but are not limited to, costs associated with potential business development, licensing, collaboration, acquisition, divestiture or other strategic transactions; unusual legal, litigation, regulatory, settlement and related professional fees, expenses and other organizational optimization costs; and other unusual, non-recurring, infrequent or non-cash items that may arise during the applicable period.

The timing, occurrence, and magnitude of these items are inherently uncertain and depend on a variety of factors that are outside of the Company's control or cannot be reasonably predicted at this time. Accordingly, management is unable to estimate these amounts with reasonable certainty or determine the probable significance of such items to the corresponding GAAP financial measure without unreasonable effort. These items could have a material impact on the Company's GAAP results for the applicable reporting period.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. (“we,” “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain such words as “confident,” “estimate,” “project,” “intend,” “forecast,” “target,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “is likely,” “will likely,” “position us,” “positioned,” “support,” “should,” “could,” “would,” “may,” “potential,” “view,” “opportunity” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include, but are not limited to, statements about: the Company’s total revenue, Adjusted Net Income, Adjusted EBITDA, earnings and earnings potential, profitability, scalability, financial guidance in future periods and related assumptions; the Company’s ability to generate stockholder value and related drivers; the current U.S. immune globulin market, including competitive pressures and conditions; ASCENIV revenue growth and potential, value proposition, market opportunity, growth trajectory, appropriate market, adoption, demand and utilization; our ability and plans to complete our 2026 share repurchase target; real-world health outcomes evidence (including, but not limited to, certain patient analyses expected to be presented) and the beneficial impact for ASCENIV’s clinical value and commercial adoption; BIVIGAM potential with signs of stabilization in underlying BIVIGAM utilization; and SG-001, its data, regulatory filings and submissions, revenue potential, growth opportunity and clinical development plans and timeline, the incorporation of FDA feedback into the final clinical protocol, preparations for an IND submission, the potential efficiency of the development pathway, as well as our ability to leverage our existing manufacturing infrastructure in the development of SG-001. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the SEC, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

(1) Adjusted Net Income is a non-GAAP financial measure. The most directly comparable financial measure calculated and presented in accordance with GAAP is Net Income. For a reconciliation of Adjusted Net Income to Net Income, see the reconciliation included in the financial tables. All non-GAAP adjustments are presented pre-tax.

(2) Adjusted Basic EPS is a non-GAAP financial measure. The most directly comparable financial measure calculated and presented in accordance with GAAP is Basic EPS. For a reconciliation of Adjusted Basic EPS to Basic EPS, see the reconciliation included in the financial tables. All non-GAAP adjustments are presented pre-tax.

(3) Adjusted EBITDA is a non-GAAP financial measure. The most directly comparable financial measure calculated and presented in accordance with GAAP is Net Income. For a reconciliation of Adjusted EBITDA to Net Income, see the reconciliation included in the financial tables.

INVESTOR RELATIONS CONTACT:
Argot Partners | 212-600-1902 | ADMA@argotpartners.com

MEDIA CONTACT:
Longacre Square Partners | ADMABiologics@longacresquare.com

ADMA BIOLOGICS, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2026	2025
	(in thousands, except share and per share data)
	Unaudited
ASSETS
Current assets:
Cash and cash equivalents	$124,555	$87,630
Accounts receivable, net	169,223	158,429
Inventories, net	266,115	206,465
Prepaid expenses and other current assets	15,969	7,458
Assets held for sale	-	6,530
Total current assets	575,862	466,512
Property and equipment, net	66,761	65,057
Intangible assets, net	581	632
Goodwill	3,530	3,530
Deferred tax assets, net	70,693	73,261
Right-of-use assets	5,881	6,650
Deposits and other assets	9,177	8,600
TOTAL ASSETS	$732,485	$624,242

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$35,660	$22,519
Accrued expenses and other current liabilities	54,217	40,466
Current portion of long-term debt	4,219	2,813
Current portion of lease obligations	1,180	1,096
Liabilities held for sale	-	2,647
Total current liabilities	95,276	69,541
Long-term debt	191,638	69,330
Deferred revenue, net of current portion	1,297	1,405
Lease obligations, net of current portion	5,767	6,646
TOTAL LIABILITIES	$293,978	$146,922

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock - voting, $0.0001 par value, 300,000,000 shares authorized, September 30, 2026: 241,251,158 issued and 222,793,831 outstanding; December 31, 2025: 239,793,566 issued and 237,874,496 outstanding	24	24
Treasury stock, at cost, 18,457,327 and 1,919,070 shares as of September 30, 2026 and December 31, 2025, respectively	(213,736)	(32,090)
Additional paid-in capital	680,838	671,039
Accumulated deficit	(28,619)	(161,653)
TOTAL STOCKHOLDERS' EQUITY	438,507	477,320
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$732,485	$624,242

ADMA BIOLOGICS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS
NON-GAAP RECONCILIATION

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands, except share and per share data)
	Unaudited

REVENUES	$141,102	$134,224	$379,990	$371,010
Cost of product revenue	41,185	58,598	113,046	167,061
Gross profit	99,917	75,626	266,944	203,949

OPERATING EXPENSES:
Research and development	4,490	1,528	13,101	3,386
Plasma center operating expenses	1,055	1,272	3,143	3,710
Amortization of intangible assets	60	38	170	93
Gain on sale of plasma centers	-	-	(7,980)	-
Selling, general and administrative	26,555	21,776	80,034	68,068
Total operating expenses	32,160	24,614	88,468	75,257

INCOME FROM OPERATIONS	67,757	51,012	178,476	128,692

OTHER INCOME (EXPENSE):
Interest and other income	1,298	376	3,629	1,384
Interest expense	(3,432)	(1,675)	(8,956)	(5,484)
Loss on extinguishment of debt	-	(2,177)	-	(3,336)
Other expense	(19)	(21)	(180)	(195)
Other income (expense), net	(2,153)	(3,497)	(5,507)	(7,631)

INCOME BEFORE INCOME TAXES	65,604	47,515	172,969	121,061

Provision for income taxes	15,720	11,087	39,935	23,510

NET INCOME	$49,884	$36,428	$133,034	$97,551

BASIC EARNINGS PER COMMON SHARE	$0.22	$0.15	$0.58	$0.41
DILUTED EARNINGS PER COMMON SHARE	$0.22	$0.15	$0.57	$0.40

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	223,695,193	238,602,978	229,291,798	238,408,042
Diluted	225,820,678	244,664,263	232,105,293	245,491,334

RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA(3)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
	Unaudited
Net income	$49,884	$36,428	$133,034	$97,551
Depreciation	1,729	1,987	5,239	5,957
Amortization	60	38	170	93
Income taxes	15,720	11,087	39,935	23,510
Interest expense, net	2,134	1,675	5,303	5,484
EBITDA	69,527	51,215	183,681	132,595
Stock-based compensation	6,203	5,047	18,666	14,634
Voluntary Withdrawal and product replacements	-	-	-	4,001
Yield enhancement	181	301	1,022	1,696
Gain on sale of plasma centers	-	-	(7,980)	-
Loss on extinguishment of debt	-	2,177	-	3,336
Non-recurring professional fees	1,368	-	3,388	1,182
Adjusted EBITDA	$77,279	$58,740	$198,777	$157,444

NON-GAAP RECONCILIATION
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME(1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
	Unaudited
Net income	$49,884	$36,428	$133,034	$97,551
Stock-based compensation modifications	-	-	609	474
Customer credits related to the Voluntary Withdrawal	-	-	-	4,001
Loss on extinguishment of debt	-	2,177	-	3,336
Yield Enhancement	138	301	788	1,696
Gain on sale of plasma centers	-	-	(6,332)	-
Non-recurring professional fees	1,040	-	2,599	1,182
Adjusted net income (a)	$51,062	$38,906	$130,698	$108,240

(a) Add-backs reflected during the three and nine months ended September 30, 2025 exclude estimated tax effect of $0.6 million and $2.1 million, respectively. Add-backs reflected during the three months and nine months ended September 30, 2026 were tax affected using the respective effective tax rates.

NON-GAAP RECONCILIATION
RECONCILIATION OF BASIC EARNINGS PER SHARE TO ADJUSTED EARNINGS PER SHARE(2)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
	Unaudited
Net income	$49,884	$36,428	$133,034	$97,551
Stock-based compensation modifications	-	-	609	474
Customer credits related to the Voluntary Withdrawal	-	-	-	4,001
Loss on extinguishment of debt	-	2,177	-	3,336
Yield Enhancement	138	301	788	1,696
Gain on sale of plasma centers	-	-	(6,332)	-
Non-recurring professional fees	1,040	-	2,599	1,182
Adjusted net income (a)	$51,062	$38,906	$130,698	$108,240

Basic earnings per common share	$0.22	$0.15	$0.58	$0.41
Stock-based compensation modifications	-	-	-	-
Customer credits related to the Voluntary Withdrawal	-	-	-	0.02
Loss on extinguishment of debt	-	0.01	-	0.01
Yield Enhancement	-	-	-	0.01
Gain on sale of plasma centers	-	-	(0.03)	-
Non-recurring professional fees	0.01	-	0.01	-
Adjusted basic EPS (b)	$0.23	$0.16	$0.56	$0.45

(a) Add-backs reflected during the three and nine months ended September 30, 2025 exclude estimated tax effect of $0.6 million and $2.1 million, respectively. Add-backs reflected during the three months and nine months ended September 30, 2026 were tax affected using the respective effective tax rates.
(b) Adjusted basic EPS is measured using basic weighted-average shares outstanding.

PRODUCT-LEVEL TOTAL REVENUE

	Three Months Ended September 30,				Nine Months Ended September 30,
	2026	2025	Increase/ (Decrease)	Increase/ (Decrease) %	2026	2025	Increase/ (Decrease)	Increase/ (Decrease) %
(in thousands)	Unaudited
ASCENIV	$124,742	$95,410	$29,332	30.7%	$325,149	$255,063	$70,086	27.5%
BIVIGAM	15,390	23,763	(8,373)	(35.2)%	50,231	94,984	(44,753)	(47.1)%
Intermediates and other products (1)	909	15,015	(14,106)	(93.9)%	3,039	19,806	(16,767)	(84.7)%
ADMA BioManufacturing	141,041	134,188	6,853	5.1%	378,419	369,853	8,567	2.3%

Plasma Collection Centers	25	-	25	100.0%	1,464	1,050	414	39.4%
License revenue	36	36	-	0.0%	107	107	-	0.0%
Total Revenues	$141,102	$134,224	$6,878	5.1%	$379,990	$371,010	$8,981	2.4%

(1) Due to Nabi-HB historically representing less than 10% of the Company’s revenue within the ADMA BioManufacturing segment, it has been included under intermediates and other products.

ADMA BIOLOGICS, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF CASH FLOWS

	Nine Months Ended September 30,
	2026	2025
(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	133,034	97,551
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	5,409	6,050
Gain on sale of plasma centers	(7,980)	-
Loss on disposal of fixed assets	42	-
Deferred income tax provision	2,569	9,848
Stock-based compensation	18,667	14,634
Amortization of debt discount	589	520
Loss on extinguishment of debt	-	3,336
Amortization of license revenue	(107)	(107)
Changes in operating assets and liabilities:
Accounts receivable	(10,794)	(87,674)
Inventories	(59,650)	(26,432)
Prepaid expenses and other current assets	(2,514)	(978)
Deposits and other assets	192	(261)
Accounts payable	12,958	4,533
Accrued expenses	13,675	(5,427)
Other current and non-current liabilities	(934)	(836)
Net cash provided by operating activities	105,156	14,757
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(6,801)	(21,491)
Acquisition of intangible assets	(119)	(124)
Proceeds on the sales of assets held for sale	5,000	-
Net cash used in investing activities	(1,920)	(21,615)
CASH FLOWS FROM FINANCING ACTIVITIES:
Ares term loan payments	-	(32,500)
Ares revolving facility payments	-	(72,500)
Ares revolving facility proceeds	-	30,000
JPM term loan payments	(1,875)	(469)
JPM revolving facility proceeds	125,000	75,000
Prepayment penalties on repayment of debt	-	(1,031)
Taxes paid on vested restricted stock units	(9,769)	(9,383)
Debt issuance costs	-	(2,224)
Net proceeds from the exercise of stock options	633	2,554
Payment of end of term fee	-	(1,313)
Acquisition of treasury stock	(180,300)	(23,038)
Net cash used in financing activities	(66,311)	(34,904)
Net increase (decrease) in cash and cash equivalents	36,925	(41,762)
Cash and cash equivalents - beginning of period	87,630	103,147
Cash and cash equivalents - end of period	$124,555	$61,385